Exhibit 99.1

NEWS RELEASE
• RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI reports fourth quarter, year-end results

PEORIA, ILLINOIS, January 26, 2009 — RLI Corp. (NYSE: RLI) – RLI Corp. reported fourth quarter 2008 operating earnings of $28.3 million ($1.30 per share), versus $28.3 million ($1.22 per share) for the comparable period last year. For the year ended December 31, 2008, operating earnings were $109.1 million ($4.99 per share), compared to $157.0 million ($6.52 per share) for the fiscal year 2007.

	Fourth Quarter		Full Year
Earnings Per Diluted Share	2008	2007	2008	2007
Operating earnings	$1.30	$1.22	$4.99	$6.52
Net earnings	$0.28	$1.38	$3.60	$7.30

Highlights for the quarter included:

•                  Operating earnings of $28.3 million ($1.30 per share).

•                  Combined ratio of 81.5.

•                  Net operating cash flow of $34.6 million.

•                  $10.2 million pretax favorable development in prior years’ loss reserves, net of effects on bonus and profit sharing-related expenses.

•                  Net realized losses on investment securities of $34.3 million pretax, primarily from other-than-temporary impairment charges.

•                  Increased quarterly dividend 4%, to $0.26 per share.

Highlights for 2008 included:

•                  Operating earnings of $109.1 million ($4.99 per share).

•                  Combined ratio of 84.2.

•                  Net operating cash flow of $161.3 million.

•                  $49.7 million pretax favorable development in prior years’ loss reserves, net of effects on bonus and profit sharing-related expenses.

•                  Net losses from both Hurricanes Gustav and Ike of approximately $21.2 million pretax, net of effects on bonus and profit sharing-related expenses.

•                  Net realized losses on investment securities of $46.7 million pretax, primarily from other-than-temporary impairment charges.

•                  Return to shareholders of $69.3 million, through dividends and stock repurchases.

“Our company produced another solid operating result in a year of unprecedented financial turmoil,” said RLI Corp. President & CEO Jonathan E. Michael. “All three business segments were profitable. Our balance sheet remains strong and we are well positioned to capitalize on future marketplace opportunities.”

Underwriting income for 13th straight year

For the quarter, RLI recorded underwriting income of $24.1 million on an 81.5 combined ratio versus underwriting income of $24.7 million on an 81.7 combined ratio in the fourth quarter of 2007. For the year, RLI achieved $83.1 million of underwriting income on an 84.2 combined ratio, compared to $155.8 million of underwriting income on a 71.4 combined ratio in 2007.

— more —

“Our 84.2 combined ratio marks the 13th consecutive year of underwriting income,” said Michael. “We have always believed this is the most important metric to measure RLI’s success.” The following table highlights annual underwriting income and combined ratios by segment:

Underwriting Income
(in millions)	2008	2007
Casualty	$46.5	$101.9
Property	15.8	30.6
Surety	20.8	23.3
Total	$83.1	$155.8

Combined Ratio	2008	2007
Casualty	85.2	70.3
Property	89.3	77.9
Surety	69.7	62.8
Total	84.2	71.4

Other income

Investment income for the quarter totaled $20.3 million, a 0.6% decrease from the fourth quarter of last year. For the year, investment income grew 0.1% to $79.0 million.

For the quarter, the investment portfolio’s total return was -1.7% based on a bond portfolio return of 1.8% and an equity portfolio return of -17.5%. The investment portfolio’s total return for 2008 was -4.4% based on a bond portfolio return of 2.5% and an equity portfolio return of -31.1%.

Comprehensive loss, which includes after-tax unrealized gains/losses from the investment portfolio, was $6.3 million for the fourth quarter ($0.29 per share) versus earnings of $27.0 million ($1.16 per share) for the same period last year. For the year, comprehensive loss totaled $1.9 million ($0.09 per share) compared to earnings of $166.4 million ($6.91 per share) in 2007.

RLI recorded $34.3 million of realized losses on the investment portfolio during the quarter, primarily from a high yield municipal bond fund and securities in the financial sector that were other-than-temporarily impaired.

During the quarter, equity in loss of unconsolidated investee was $1.6 million compared to $0.5 million from the same period last year. For the year, equity in earnings of unconsolidated investee was $4.8 million, versus $7.3 million in 2007.  These results are related to Maui Jim, Inc., a producer of premium sunglasses, which was affected by foreign currency losses, the slowdown in economic conditions and the ensuing effect on consumer discretionary spending. For the year, we received a $4.0 million dividend from Maui Jim, which resulted in a $1.1 million after-tax gain ($0.05 per share).

Shareholders benefit from capital management

For the year, RLI repurchased 917,200 shares at an average cost of $52.23 per share ($47.9 million). In light of market volatility in the second half of 2008, RLI suspended the repurchase program in the third quarter. As a result, no shares were repurchased during the fourth quarter. As of December 31, 2008, the company has $37.8 million of remaining capacity from the $200 million repurchase program approved in 2007. The company has no immediate plans to renew the repurchase program.

The company paid a fourth quarter cash dividend of $0.26 per share on January 15, 2009, which reflected a $0.01 increase over the prior quarter. 2008 marked the 33rd consecutive year that RLI has increased dividends. Dividends for the year increased 13.8% to $0.99 per share. In 2008, RLI declared a total of $21.4 million in dividends to shareholders. Over the last five years, the company’s quarterly dividend has grown by an average of 18.9%, and by an average of 15.1% over the last 10 years.

At 10 a.m. CST tomorrow, January 27, 2009, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Underwriting income, operating earnings, earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting losses and settlement expenses, policy acquisition costs, and insurance operating expenses from net premium earned. Operating earnings and EPS from operations consist of our net earnings adjusted by net realized investment gains/(losses) and taxes related to net realized gains/(losses). Our definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2007.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from office locations across the country. The company’s talented associates have delivered underwriting profits in 28 of the last 32 years, including the last 13. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

Supplemental disclosure regarding the earnings impact of specific items:

	Operating Earnings Per Share
	2008		2007
	4th Qtr	12 mos.	4th Qtr	12 mos.
Operating Earnings Per Share	$1.30	$4.99	$1.22	$6.52

Specific items included in operating earnings per share: (1) (2)
• Gain from casualty prior years’ reserve development	$0.28	$1.23	$0.13	$2.10
• Gain (loss) from property prior years’ reserve development	(0.06)	(0.01)	$0.03	$0.02
• Gain from surety prior years’ reserve development	$0.08	$0.25	$0.04	$0.27
• Gain from development from 2004 and 2005 hurricanes	—	—	$0.01	$0.02
• Loss from 2008 hurricanes	—	(0.63)	—	—
• Gain from change in tax rate applicable to the Maui Jim dividend (3)	—	$0.05	—	—

(1)   Includes effects on bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.

(2)   Developments reflect revisions for previously estimated losses.

(3)   As required under Statement of Financial Accounting Standards 109, “Accounting for Income Taxes,” the gain reflects the tax benefit of applying the lower tax rate applicable to affiliated dividends (7%) as compared to the corporate capital gains tax rate (35%) on which previous tax estimates were based.

RLI CORP.

2008 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	% Change	2008	2007	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$129,654	$134,902	-3.9%	$528,764	$544,478	-2.9%
Net investment income	20,279	20,401	-0.6%	78,986	78,901	0.1%
Net realized investment gains (losses)	(34,342)	5,552		(46,738)	28,966
Consolidated revenue	115,591	160,855	-28.1%	561,012	652,345	-14.0%

Loss and settlement expenses	57,131	59,259	-3.6%	247,174	190,868	29.5%
Policy acquisition costs	41,599	40,334	3.1%	163,320	155,610	5.0%
Other insurance expenses	6,861	10,609	-35.3%	35,207	42,235	-16.6%
Interest expense on debt	1,513	2,029	-25.4%	6,704	6,997	-4.2%
General corporate expenses	1,094	2,033	-46.2%	6,853	9,474	-27.7%
Total expenses	108,198	114,264	-5.3%	459,258	405,184	13.3%

Equity in earnings (loss) of unconsolidated investee	(1,573)	(455)	-245.7%	4,844	7,315	-33.8%

Earnings before income taxes	5,820	46,136	-87.4%	106,598	254,476	-58.1%
Income tax expense (benefit)	(161)	14,178		27,922	78,609	-64.5%
Net Earnings	$5,981	$31,958	-81.3%	$78,676	$175,867	-55.3%
Other comprehensive loss, net of tax	(12,297)	(4,953)	-148.3%	(80,571)	(9,444)	-753.1%
Comprehensive earnings (loss)	$(6,316)	$27,005		$(1,895)	$166,423

Operating Earnings:(1)
Net Earnings	$5,981	$31,958	-81.3%	$78,676	$175,867	-55.3%
Less: Realized investment gains (losses) , net of tax	(22,323)	3,609		(30,380)	18,828
Operating earnings	$28,304	$28,349	-0.2%	$109,056	$157,039	-30.6%

Return on Equity:
Net earnings (trailing four quarters)				10.7%	22.5%
Comprehensive earnings (trailing four quarters)				-0.3%	21.3%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	21,706	23,182		21,848	24,085

EPS from operations (1)	$1.30	$1.22	6.6%	$4.99	$6.52	-23.5%
Realized gains (losses), net of tax	(1.02)	0.16		(1.39)	0.78
Net earnings per share	$0.28	$1.38	-79.7%	$3.60	$7.30	-50.7%
Comprehensive earnings (loss) per share	$(0.29)	$1.16		$(0.09)	$6.91

Cash dividends per share	$0.26	$0.23	13.0%	$0.99	$0.87	13.8%

Net Cash Flow from Operations	$34,602	$15,795	119.1%	$161,334	$127,023	27.0%

(1)  See discussion of use of non-GAAP financial measures on page 3.

RLI CORP.

2008 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2008	2007	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$1,372,038	$1,446,097	-5.1%
(amortized cost - $1,384,993 at 12/31/08)
(amortized cost - $1,437,463 at 12/31/07)
Equity securities	274,909	359,513	-23.5%
(cost - $239,822 at 12/31/08)
(cost - $216,465 at 12/31/07)
Preferred stock	11,881	34,167	-65.2%
(cost - $11,461 at 12/31/08)
(cost - $39,133 at 12/31/07)
Total investments	1,658,828	1,839,777	-9.8%

Premiums and reinsurance balances receivable	92,149	105,937	-13.0%
Ceded unearned premiums	65,977	71,021	-7.1%
Reinsurance recoverable on unpaid losses	350,284	417,250	-16.0%
Deferred acquisition costs	78,520	78,882	-0.5%
Property and equipment	21,565	20,050	7.6%
Income taxes - deferred	24,141	—	—
Investment in unconsolidated investee	38,697	38,162	1.4%
Goodwill	26,214	26,214	—
Other assets	63,026	29,230	115.6%
Total assets	$2,419,401	$2,626,523	-7.9%

Unpaid losses and settlement expenses	$1,159,311	$1,192,178	-2.8%
Unearned premiums	335,170	355,522	-5.7%
Reinsurance balances payable	30,224	38,273	-21.0%
Short-term debt	—	27,975	-100.0%
Long-term debt - bonds payable	100,000	100,000	—
Income taxes - deferred	—	25,042	-100.0%
Accrued expenses	32,894	39,303	-16.3%
Other liabilities	53,648	73,808	-27.3%
Total liabilities	1,711,247	1,852,101	-7.6%
Shareholders’ equity	708,154	774,422	-8.6%
Total liabilities & shareholders’ equity	$2,419,401	$2,626,523	-7.9%

OTHER DATA
Common shares outstanding (in 000’s)	21,474	22,155
Book Value per share	$32.98	$34.95	-5.6%
Closing stock price per share	$61.16	$56.79	7.7%
Statutory Surplus	$679,079	$752,004	-9.7%

RLI CORP.

2008 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

		GAAP		GAAP		GAAP		GAAP
Three Months Ended December 31,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2008

Gross premiums written	$95,477		$49,422		$17,328		$162,227
Net premiums written	67,418		36,031		15,496		118,945
Net premiums earned	75,922		35,994		17,738		129,654
Net loss & settlement expenses	39,637	52.2%	17,217	47.8%	277	1.6%	57,131	44.1%
Net operating expenses	23,224	30.6%	13,814	38.4%	11,422	64.4%	48,460	37.4%
Underwriting income	$13,061	82.8%	$4,963	86.2%	$6,039	66.0%	$24,063	81.5%

2007
Gross premiums written	$109,705		$42,082		$15,822		$167,609
Net premiums written	80,189		26,754		14,613		121,556
Net premiums earned	83,351		35,259		16,292		134,902
Net loss & settlement expenses	47,854	57.4%	10,382	29.4%	1,023	6.3%	59,259	43.9%
Net operating expenses	25,074	30.1%	15,206	43.1%	10,663	65.4%	50,943	37.8%
Underwriting income	$10,423	87.5%	$9,671	72.5%	$4,606	71.7%	$24,700	81.7%

		GAAP		GAAP		GAAP		GAAP
Twelve Months Ended December 31,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2008

Gross premiums written	$403,337		$200,794		$77,038		$681,169
Net premiums written	295,942		146,089		71,425		513,456
Net premiums earned	313,481		146,863		68,420		528,764
Net loss & settlement expenses	169,880	54.2%	73,992	50.4%	3,302	4.8%	247,174	46.7%
Net operating expenses	97,094	31.0%	57,058	38.9%	44,375	64.9%	198,527	37.5%
Underwriting income	$46,507	85.2%	$15,813	89.3%	$20,743	69.7%	$83,063	84.2%

2007
Gross premiums written	$462,591		$206,041		$70,702		$739,334
Net premiums written	335,401		137,419		65,943		538,763
Net premiums earned	343,402		138,367		62,709		544,478
Net loss & settlement expenses	135,955	39.6%	55,704	40.3%	(791)	-1.3%	190,868	35.1%
Net operating expenses	105,584	30.7%	52,094	37.6%	40,167	64.1%	197,845	36.3%
Underwriting income	$101,863	70.3%	$30,569	77.9%	$23,333	62.8%	$155,765	71.4%